SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 17, 2005

VIA NET.WORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-29391 (Commission File Number)	84-1412512 (IRS Employer Identification No.)

H. Walaardt Sacrestraat 401-403, 1117 BM Schiphol, Amsterdam, The Netherlands (Address of principal executive offices)

Registrant’s telephone number, including area code:  +31 20 502 0000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On March 17, 2005, VIA NET.WORKS (the “Company”) issued a press release to to announce that it is working with PricewaterhouseCoopers to obtain new financing to address an urgent liquidity problem.  The Company also announced that it also is considering the sale of part or all of its business, among other alternatives.  The Company stated that a combination of factors including unanticipated revenue shortfalls in certain of its legacy VIA companies and its new VIA Express business would leave the Company with insufficient cash reserves to continue operations in early April 2005.

The Company is actively pursuing two parallel processes.  The Company is considering sales of all or parts of its businesses and is currently in discussion with a number of parties with a view to concluding one or more transactions on an accelerated basis.  The Company also is engaging in discussions with potential investors to provide funds sufficient to enable the Company to reach the point of cash flow break-even.  The Company stated that any new financing would likely include equity components that would be dilutive to existing shareholders.

The Company further stated that it has targeted the end of March to complete a definitive agreement for either the financing or the transaction alternatives, but the Company cannot guarantee it will be able to reach final agreement for either of these alternatives.

The press release is attached hereto as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release dated March 17, 2005.

SIGNATURE

                                                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIA NET.WORKS, INC.
(Registrant)

/s/ Matt S. Nydell
Matt S. Nydell
Senior Vice President, General Counsel & Secretary

Date: March 17, 2005

Exhibit Index

99.1                           Press Release dated March 17, 2005.